SCHEDULE 14C INFORMATION

                        Information Statement Pursuant to
                              Section 14(c) of the
                         Securities Exchange Act of 1934
                              (Amendment No. _____)

Check the appropriate box:

[ ]      Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[X]      Definitive Information Statement

                           WESTSIDE ENERGY CORPORATION
.................................................................................
                (Name of Registrant as Specified In Its Charter)

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[ ]      No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)      Title of each class of securities to which transaction applies:

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(2)      Aggregate number of securities to which transaction applies:

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(3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)      Proposed maximum aggregate value of transaction:

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(5)      Total fee paid:

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[  ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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(2) Form, Schedule or Registration Statement No.:

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(4) Date Filed:

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



                           WESTSIDE ENERGY CORPORATION
                         2100 West Loop South, Suite 900
                              Houston, Texas 77027

                              INFORMATION STATEMENT

         This Information Statement is being furnished to provide notice to the holders of shares of common stock, par value $.10 (the "Common Stock"), of Westside Energy Corporation (the "Company") that Keith D. Spickelmier and Jimmy
D. Wright, the Company's directors and the record holders collectively of 5,331,453 shares of Common Stock representing approximately 89.8% of the outstanding shares of Common Stock, have delivered to the Company written consents (the "Consents") approving certain amendments to and (as amended) the restatement of the Company's Articles of Incorporation. The amendments effect both substantive as well as technical changes to the Company's Articles of Incorporation. This Information Statement describes the scope, purposes and material effects of the amendment and restatement of the Company's Articles of Incorporation (referred to hereinafter as the "Amendment and Restatement").

         The record date for determining stockholders entitled to receive this Information Statement has been established as the close of business on May 4, 2004 (the "Record Date"). On that date, there were 6,107,331 shares of Common Stock outstanding and entitled to vote upon the Amendment and Restatement. Because the Company's certificate of incorporation does not provide otherwise, Nevada Revised Statute (the "NRS") Section 78.320(2) allows any action that may be taken at any annual or special meeting of the Company's stockholders to be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the Amendment and Restatement. Thus, as a result of the director approval and the Consents already obtained, all corporate approvals necessary for the Amendment and Restatement have been obtained; accordingly, no additional written consents from any other stockholders are being sought. In accordance with applicable law, the Amendment and Restatement will not become effective until at least after 20 days after the date of this Information Statement is sent to Stockholders. This Information Statement is first being given to Stockholders on or about May
18, 2004. It also constitutes any notice required by the NRS.

         The principal executive offices of the Company are located at 2100 West Loop South, Suite 900, Houston, Texas 77027.

                WE ARE NOT ASKING YOU FOR A CONSENT OR PROXY AND
               YOU ARE REQUESTED NOT TO SEND US A CONSENT OR PROXY

                          THE AMENDMENT AND RESTATEMENT

                                   Background

         The Company is governed by its Articles of Incorporation dated November 30, 1995, as amended (the "Current Charter"). The Current Charter was adopted when the Company was a private company. Since the time of the adoption of the Current Charter, the following events have occurred:

         *        The Company has had its stock publicly traded to some extent
         *        The  Company  has become a  reporting  company  with the U.S.
                  Securities  and  Exchange Commission
         * A change in the control in the Company occurred in May 2002 when Bering Partners, LLC ("Bering"), an entity controlled by Keith D. Spickelmier (the Company's Chairman of the Board), acquired (through purchases and the contribution of its members) 94.1% of the then outstanding shares of the Company's common stock. Mr. Spickelmier has previously practice law with major law firms.
         * In February 2004, the Company decided to focus its efforts on the acquisition of attractive crude oil and natural gas prospects, and the exploration, development and production of oil and gas on these prospects. Prior to that time, the Company had been dormant for several years. In connection with this change in focus, the Company acquired certain interests in certain oil and gas leases, expanded its Board of Directors from one member to two members and elected Jimmy D. Wright to fill the newly created vacancy (Mr. Spickelmier remains as the other director). Mr. Wright has considerable experience in the oil & gas industry at high-level management positions with comparatively large companies.

         In view of the preceding events and natural changes in circumstances experienced by every corporation over time, the Board of Directors believed that, based on its experience with high-level corporate matters, the Current Charter was no longer suitable to govern the Company. Accordingly, the Company intends to amend and restate the Current Charter in both substantive and technical ways, which are described hereinafter. Both the Board of Directors and a requisite number of outstanding shares (i.e. those held by Messrs. Spickelmier and Wright) have approved the Amendment and Restatement. The Amendment and Restatement will be effected by the filing, with Secretary of State of Nevada, of the Certificate of Restated Articles of Incorporation in the form attached as Annex I (the "New Charter") at least after 20 days after the date that this Information Statement is sent to Stockholders.

                       Summary and Effects of New Charter

         This section contains a summary of some of the most significant changes in the New Charter. This section compares on an article-by-article basis the New Charter with the Current Charter. This summary is qualified in its entirety by reference to the form of New Charter attached as Annex I and applicable Nevada corporation law.

         General. The New Charter does not alter or change the powers, preferences, or special rights of the holders of shares of the Company's Common Stock, although the par value of such stock is to change. Nevertheless, the New Charter does give the Board of Directors authority to issue preferred stock and to establish the terms thereof, which may in the future affect the Common Stock.

         Article 1 - Restatement of Corporate Name. On March 17, 2004, the Company changed its corporate name to its current one by means of a merger of a wholly-owned subsidiary into the Company as permitted by Nevada corporation law. The Company intends simply to restate the first article to reflect this name change.

         Article 2 - Change of Resident Agent. The Company intends to amend and restate the second article to appoint a new resident agent that the Company now believes is more suitable. The new agent is expected to be CSC Services of Nevada, Inc., a professional resident agent with which the Company's counsel has worked extensively and is believed to be extremely qualified and reliable.

         Article 3 - Change of Capital Structure. Currently the third article of the Current Charter provides that the Company has authorized only 30 million shares of common stock, $.10 par value. The Company intends to amend and restate the third article in several respects.

                       Increase in Authorized Common Stock

         The Company intends to amend and restate the third article of the Current Charter to increase the number of authorized common shares to 50 million from 30 million. As of the Record Date, 6,107,331 shares of the Company's Common Stock were issued and outstanding. As of the Record Date, 820,000 shares of the Company's Common Stock were reserved for issuance upon exercises of outstanding options and warrants.

         The increase in the number of the Company's authorized shares of Common Stock to 50 million would permit the Company to issue an additional 20 million shares of Common Stock not currently authorized. Each additional share of Common Stock authorized would have the same rights and privileges as each share of Common Stock currently authorized or outstanding. The holders of the Company's existing outstanding shares of Common Stock will have no preemptive right to purchase any of the additional authorized shares. The issuance (other than through a stock split or a stock dividend) of a large number of additional shares of Common Stock (including any comprising a part of the additional authorized shares) would substantially reduce the proportionate interest that each presently outstanding share of Common Stock has with respect to dividends, voting, and the distribution of assets upon liquidation.

         The Board of Directors believes that it is in the best interests of the Company to have issuable additional authorized but unissued shares of Common Stock in an amount adequate to provide for the future needs of the Company. The Board of Directors believes that an additional 20 million authorized shares of Common Stock would be adequate to meet these needs for the foreseeable future. The additional authorized shares will be available for issuance from time to time by the Company at the discretion of the Board of Directors, normally without further stockholder action or notification (except as may be required for a particular transaction by applicable law, requirements of regulatory agencies or by stock exchange rules). The Board of Directors does not anticipate seeking authorization from the Company's stockholders for the issuance of any of the additional authorized shares of Common Stock. The availability of such shares for issuance in the future will give the Company greater flexibility and permit such shares to be issued without the expense and delay of a special stockholders' meeting. However, there can be no assurance that stockholders would approve of all or even any of the stock issuances undertaken with the additional authorized shares.

         The additional authorized shares could be issued for any proper corporate purpose including, but not limited to, future equity and convertible debt financings, acquisitions of property or securities of other corporations, debt conversions and exchanges, exercise of current and future options and warrants, for issuance under the Company's current or future employee benefit plans, stock dividends and stock splits. Although the Company expects to issue additional shares of Common Stock in connection with private offerings to be undertaken in the fairly near future, the additional authorized shares are not expected to be needed in connection with these offerings. The Company has only had limited discussions with some potential investors regarding private equity investments in the Company, and the Company has not entered into any binding or non-binding agreement to receive any funds or to issue any shares of Common Stock. There can be no assurance that the Company will be successful in its efforts to procure additional funds, or (if successful in procuring additional funds) there can be no assurance as to the terms and conditions pursuant to which the funds may be provided. The number of shares to be issued in connection with a future financing could conceivably be large enough that control of the Company could change as a result. The Board of Directors is required to make each determination to issue shares of Common Stock based on its judgment as to the best interests of the stockholders and the Company. Because the Company has no immediate needs for the additional shares, the Company would not have sought to increase the number of authorized common shares but for the other amendments described herein, which created a convenient opportunity for increasing the number of authorized shares.

                             Reduction in Par Value

         The Company intends to amend and restate the third article of the Current Charter to change the par value of the Company's common shares to $.01 per share from $.10 per share. Prior to November 1, 2003, Nevada corporations (of which the Company is one) paid annually to the State of Nevada only an on-going flat fee in the amount of $75. As of November 1, 2003, the State of Nevada revised its law in this regard so that the amount of a Nevada corporation's annual fees depends on the corporations authorized capital, which is the product of the corporation's authorized shares multiplied by the par value of these shares. By reducing the par value of the Company's common stock, the Company will be able to saved meaningful amounts over time, which is particularly desirable in view of the amount of funds that are currently available to the Company. From an accounting perspective, the Company's "common stock" account on the Company's balance sheet will be reduced to the extent that aggregate amounts received for the issuances of the Company's outstanding shares of common stock exceeds the new aggregate par value of such stock based on a par value of $.01 per share. The amount by which the "common stock" account is reduced will be credited to "additional paid in capital." The Company's "total stockholders' equity/deficit" will remain unchanged.

                           Creation of Preferred Stock

         The Company intends to amend and restate the third article of the Current Charter to create 10 million shares of what is known as "blank check" preferred stock. This type of stock allows the Board of Directors to divide the preferred shares into series, to designate each series, to fix and determine separately for each series any one or more relative rights and preferences and to issue shares of any series without further stockholder approval. The preferred stock will enable the Company, at the option of the Board of Directors, to issue series of preferred shares in a manner calculated to take advantage of financing techniques that may provide a lower effective cost of capital to the Company. The availability of "blank check" preferred shares for issuance in the future will give to the Company greater flexibility and permit such shares to be issued without the expense and delay of a special stockholders' meeting. The Board of Directors will be authorized, without stockholder approval, to issue preferred shares on the terms that the Board of Directors determines in its discretion. For example, the Board of Directors will be able to determine the voting rights, dividend or distribution rate, dates for payment of dividends or distributions, whether dividends are cumulative, that is, whether dividends must first be paid on outstanding preferred shares that are issued before common share dividends are paid, liquidation prices, redemption rights and prices, any sinking fund requirements, any conversion rights and any restrictions on the issuance of any series of preferred shares. The preferred shares may be issued with voting rights that could adversely affect the voting power of the holders of common shares. The preferred shares may be issued with conversion rights that could adversely affect the voting power of the holders of common shares. Like the common shares, the preferred share will have a par value of $.01 per share. The purpose for establishing the class of preferred shares is to give the Company the flexibility to take advantage of various business opportunities, including financings, raising additional capital, stockholders' rights plans and other corporate purposes. Many of the considerations described in the section captioned "Increase in Authorized Common Stock" apply with respect to the creation of preferred stock, and the preceding section should be reviewed in considering the possible effects of the creation of such stock.

         Article 4 - Change of Provisions Pertaining to Directors. The Company intends to make a technical amendment to the fourth article of the Current Charter to delete the number and identification of the Company's initial directors. These provisions are no longer relevant. The Company also intends to amend and restate the fourth article of the Current Charter to change the language limiting director liability. Currently, this article states that "No Director shall be held liable to the corporation or its stockholders for monetary damages due to a breach of fiduciary duty, unless the breach is the result of self-dealing, intentional misconduct, fraud or illegal actions." Management believes that this language tracked the applicable statute at the time of the Company's formation. However, that statute was subsequently amended. The Company intends to amend and restate this language to read in its entirety as follows: "The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, as the same may be amended and supplemented hereafter." Management believes the amended language is more customary and may be broader and more flexible as changes in the law occur. The Company wants to be able to attract qualified additional directors. Management believes that the amended language may be necessary in order to do so. Management is not aware of any basis for any claim to be asserted against any of the Company's directors.

         Article 5 - Addition of a Purpose Clause. Currently, the fifth article of the Current Charter does not state the Company's purpose. The Company intends to amend and restate this article to add a customary general purpose clause to the effect that the Company may engage in "any lawful activity."

         Article 6 - Addition of a Perpetual Existence Clause. The sixth article of the Current Charter was previously amended to effect a 1-for-65 reverse stock split. Since this action has already been implemented, the Company intends to make a technical amendment to delete the reverse stock split provision. In place thereof, the Company intends to amend and restate the sixth article to add a perpetual existence clause to make clear that the Company's existence is perpetual, subject to a director and stockholder decision to dissolve the Company. This clause gives the same effect as would result by law in the absence of a provision in the Articles of Incorporation to the contrary.

         Article 7 - Addition of an Express Denial of Preemptive Rights and Cumulative Voting. Currently, the seventh article of the Current Charter identifies the incorporator of the Company. Since this information is no longer relevant, the Company intends to make a technical amendment to delete this information. In place thereof, the Company intends to amend and restate the seventh article to add an express denial of preemptive rights and cumulative voting, both features of which are universally viewed as unsuitable for a publicly traded company.

         Preemptive rights give to stockholders the right to purchase a proportionate number of additional shares to be issued by a corporation, based on the stockholder's proportionate stock ownership in the corporation. Preemptive rights allow an existing stockholder to maintain his, her or its proportionate ownership interest in the face of the issuance of additional shares. Under current Nevada law, preemptive rights are both unavailable unless a corporation's articles of incorporation provides for them. The Current Charter does not provide for preemptive rights. Management believes preemptive rights are not in the best interests of the Company and its stockholders. Management believes that the existence of preemptive rights might delay capital raising because of the need to first present the investment opportunity to existing stockholders, many of whom may not care to participate in the offering. Such delays could jeopardize the primary capital raising efforts as institutional investors may not care to get involved in an investment that is uncertain and time-consuming as they must delay their investment until after the expiration of the time periods during which the preemptive rights may be exercised. Also, offering preemptive rights in the context of a publicly traded corporation may expose the Company to potential securities law violations. Without preemptive rights, the percentage ownership of existing stockholders could be diluted if the Company issues additional shares in the future. For issuances of shares, the Company's Board of Directors intends to use its reasonable business judgment to fulfill its fiduciary obligations to the Company's then existing stockholders in connection with any such issuance. Nonetheless, future issuances of additional shares could cause immediate and substantial dilution to the net tangible book value of shares of Common Stock issued and outstanding immediately before such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could materially and adversely affect the market value of the shares. Although not necessary in view of current law, management believes that the addition of an express denial of preemptive rights would be appropriate for a publicly traded company and would be in the best interests of the Company and its stockholders.

         Cumulative voting gives to a stockholder (in elections of directors) one vote for each share owned. These votes are then increased by multiplying them by the number of directors being elected. The resulting product represents the total number of vote available to the stockholder. The stockholder may then cumulate all of his, her or its votes and cast them for a single director (thus increasing the stockholder's voting influence) or distribute the votes among the nominees for director as the stockholder see fit. In the absence of cumulative voting, a stockholder is not permitted to give to any single nominee a number of votes exceeding the number of shares owned by the stockholder. The lack of cumulative voting permits a majority of a quorum of the voting power in the election or removal of directors to elect or remove every director and precludes a minority of a quorum of the voting power in the election or removal of directors from electing or preventing the removal of any director. Under current Nevada law, cumulative voting are both unavailable unless a corporation's articles of incorporation provides for it. The Current Charter does not provide for cumulative voting. Management believes that cumulative voting is not in the best interests of the Company and its stockholders. For a Board of Directors to work effectively for all stockholders, each director should feel a responsibility to the stockholders as a whole and not to any special group of minority stockholders. The absence of cumulative voting means that no director will be elected by a special interest group of minority stockholders. Theoretically, minority stockholders voting cumulatively in the future could result in a relatively small number of shares being responsible for the election of one or more directors whose loyalty would be primarily to the minority group responsible for their election, rather than to the Company and all its stockholders. However, due to the Company's current share ownership, no minority stockholder's ability to elect a director would be improved if the Company's articles of incorporation provided for cumulative voting. Although not necessary in view of current law, management believes that the addition of an express denial cumulative voting would be appropriate for a publicly traded company and would be in the best interests of the Company and its stockholders.

                   Possible Anti-Takeover Effect of Amendments

         Several of the proposed amendments to the Company's Articles of Incorporation may discourage unilateral tender offers or other attempts to take over and acquire the business of the Company. The following summarizes those amendments that might have a potential "anti-takeover" effect. The following discussion contains all material disclosure about those amendments but may not contain all of the information that is pertinent to each investor. One should refer to the New Charter attached as Annex I. The Company is not aware of any present efforts by any person to obtain control of the Company.

         Additional Common Shares and the Creation of Preferred Shares. The availability of authorized but unissued additional shares of common stock and new shares of preferred stock could discourage third parties from attempting to gain control of the Company, since the Board of Directors could authorize the issuance of common or preferred shares in a private placement or otherwise to one or more persons. The issuance of these shares could dilute the voting power of a person attempting to acquire control of the Company, increase the cost of acquiring control or otherwise hinder the efforts of the other person to acquire control. The additional common shares and the new preferred authorized by the amendments are not intended as an anti-takeover device, and they are not expected to function unintentionally as one. However, the Board of Directors could issue shares of Common Stock in a manner that makes more difficult or discourages an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means, although the Board of Directors has no present intention of doing so. When, in the judgment of the Board of Directors, the issuance of shares under such circumstances would be in the best interest of the stockholders and the Company, such shares could be privately placed with purchasers favorable to the Board of Directors in opposing such action. The issuance of new shares could thus be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company if the Board of Directors considers the action of such entity or person not to be in the best interest of the stockholders and the Company. The existence of the additional authorized shares could also have the effect of discouraging unsolicited takeover attempts.

         Preemptive Rights. The lack of preemptive rights may render more difficult the takeover of the Company and have the effect of entrenching existing management because it facilitates the issuance of stock as described in the preceding paragraph. However, because preemptive rights are not now provided for by the Company's Articles of Incorporation, they do not exist as a matter of law, and the amendments do not lessen a stockholder's existing rights in this regard.

         Cumulative Voting. The lack of cumulative voting in the election of directors may render more difficult the representation of minority stockholders on the Board of Directors and have the effect of entrenching existing management. However, because cumulative voting is not now provided for by the Company's Articles of Incorporation, it does not exist as a matter of law, and the amendments do not lessen a stockholder's existing rights in this regard.

                                VOTING SECURITIES

         The class of stockholders entitled to execute written consents to authorize the Amendment and Restatement is the owners of Common Stock of the Company on the Record Date. Each share of Common Stock entitles its owner to one vote. Common Stock is the only outstanding class of voting securities authorized by the Current Charter.

         Stockholders owning shares of Common Stock constituting more than fifty percent of the outstanding Common Stock entitled to vote gave their written consent to the Amendment and Restatement on May 4, 2004. Under Nevada law, such consent authorizes the Amendment and Restatement.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of the Record Date concerning the beneficial ownership of the Common Stock (i) by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock; (ii) by each director; (iii) by each executive officer; and (iv) by all executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock.

         Name and Address of                       Beneficial Ownership (1)
         Beneficial Owner                          Number           Percent
         ----------------                       ----------------------------

         Westside Energy, L.P.                      3,313,193(2)     52.1%
         2100 West Loop South, Suite 900
         Houston, Texas 77027

         Jimmy D. Wright                            3,313,193(2)     52.1%
         2100 West Loop South, Suite 900
         Houston, Texas 77027

         Keith D. Spickelmier                       2,538,260 (4)    39.8%
         2001 Hermann Drive
         Houston, Texas 77004

         All directors and officers                 5,851,543 (5)    88.3%
         as a group (two persons)

(1) Icludes shares beneficially owned pursuant to options and warrants exercisable within 60 days.
(2) Includes 3,059,585 shares held directly and 253,608 shares that may be purchased pursuant to warrants that are currently exercisable. Jimmy
        D. Wright has sole voting power and sole investment power over these shares. These shares are also included in the table in the figure of shares beneficially owned by Mr. Wright.
(3) All of these shares are held by Westside Energy, L.P., an entity over which Mr. Wright has complete control. Accordingly, Mr. Wright has sole voting power and sole investment power over these shares. These shares are also included in the table in the figure of shares beneficially owned by Westside Energy, L.P.
(4) Includes 2,271,868 shares held directly and 266,392 shares that may be purchased pursuant to warrants that are currently exercisable.
(5) Includes 2,271,868 shares held directly, 3,059,585 shares held by a related entity, and 520,000 shares that may be purchased pursuant to warrants that are currently exercisable.

                                   By Order of the Board of Directors,



                                   Jimmy D. Wright,
                                   Chief Executive Officer
Houston, Texas
May 18, 2004

                                     ANNEX I

                                   CERTIFICATE
                                       OF
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                           WESTSIDE ENERGY CORPORATION

         Pursuant to and in accordance with the provisions of Nevada Revised Statutes ("NRS") Section 78.403, the undersigned does hereby declare and certify that:

         a. He is the duly elected and acting President of Westside Energy Corporation, a corporation duly organized and existing under the laws of the State of Nevada (the "Corporation");

         b. He has been authorized and directed to execute these restated articles of incorporation of the Corporation by resolution of the board of directors of the Corporation adopted on May 3, 2004;

         c. Stockholders holding approximately 89.8% of the outstanding shares of Common Stock have approved and authorized these restated articles of incorporation of the Corporation by written consent executed on May 4, 2004; and

         d. This certificate correctly sets forth the text of the Corporation's articles of incorporation as amended to the date hereof, and the restated articles of incorporation of the Corporation are as follows:

         1. NAME OF CORPORATION: The name of the Corporation is Westside Energy Corporation

         2. RESIDENT AGENT: Its registered office in the State of Nevada is located at 502 East John Street, Carson City, Nevada 89706. The name of its registered agent at that address is CSC Services of Nevada, Inc.

         3. SHARES: The Corporation's authorized capital consists of fifty million (50,000,000) shares of common stock having a par value of $.01 per share ("Common Stock") and ten million (10,000,000) shares of preferred stock having a par value of $.01 per share ("Preferred Stock").

         Shares of Preferred Stock of the Corporation may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by the Board of Directors of the Corporation ("Board of Directors") prior to the issuance of any shares thereof. Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

          4. GOVERNING BOARD: The Governing Board shall be styled as Directors. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes, as the same may be amended and supplemented hereafter.

         5. PURPOSE: The nature of the business, or objects or purposes proposed to be transacted, promoted or carried on are to engage in any lawful activity and to manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

         6. EXISTENCE: The Corporation is to have perpetual existence.

         7. PREEMPTIVE RIGHTS AND CUMULATIVE VOTING: Shareholders of the Corporation shall not have preemptive rights or cumulative voting rights.

         IN WITNESS WHEREOF, the undersigned has caused this Certificate of Restatement of the Articles of Incorporation of Westside Energy Corporation to be executed in his above referenced capacities as of the _____ day of _________________, 2004.


                                       ------------------------------------
                                       Jimmy D. Wright, President